Exhibit 10.15

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made and entered into as of the 1st day of October 2003, by and between GOLDEN GRAIN ENERGY, LLC (“GGE”) and Walter Wendland (“Wendland”).

WHEREAS, GGE intends to develop, finance and construct an ethanol plant in Cerro Gordo County near Mason City, Iowa (the “Project”); and

WHEREAS, Wendland has valuable experience in administration and management and in the Iowa corn and grain sorghum industries, and related industries; and

WHEREAS, the parties wish to enter into an independent contractor relationship in connection with the Project upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Engagement as Independent Contractor; Duties.  GGE hereby engages Wendland to serve as the Construction Coordinator and Owner’s Senior Representative and Wendland hereby accepts such engagement upon the terms and conditions hereinafter set forth.  In this capacity, Wendland shall be responsible for the supervision and coordination of construction of the Project and shall serve as the primary contact by and between GGE and its Board of Directors (the “Board”) and Fagen, Inc., as well as any other contractors working on the Project (collectively referred to as the “Contractors”).  Wendland’s duties shall include, but not be limited to, assumption of responsibility for public relations, on-site development issues, and timely completion of the Project.  Wendland shall apprise the Board of the status of the Project and of any material events, shall assist the Board in developing policies regarding construction of the Project, and shall perform his duties at the direction of the Board.

2.             Term; Termination.  The term of the engagement under this Agreement shall commence effective October 1, 2003 and shall continue, unless sooner terminated as provided herein, until completion of the Project.  Either party may terminate this Agreement at any time, with or without cause, upon delivery of oral or written notice to the other party indicating an intention to terminate the Agreement.  In the event either party exercises its right to terminate this Agreement, Wendland shall be entitled to payment for services actually rendered and completed prior to such notice to terminate.  The termination of Wendland’s independent contractor relationship for any reason whatsoever shall not in any manner modify, reduce or affect the application or scope of the provisions set forth in Section 4 below, all of which shall continue in full force and effect for the term stated in such Section.

3.             Compensation and Expense Reimbursements.  For all services rendered to GGE during the term of this agreement, Wendland shall receive monthly compensation of $5,000.00.  In addition, Wendland shall be entitled to reimbursement of reasonable and properly documented expenses incurred in rendering services as an independent contractor hereunder including, but not limited to, $.36 per mile for travel expenses.

4.             Confidentiality.  In providing services hereunder, Wendland may have access to documents and information relating to GGE and its properties and business operations (“Confidential Information”).  All such Confidential Information shall at all times during the term of this Agreement and for a period of two (2) years thereafter, be treated as confidential and sensitive proprietary business information.  Wendland shall not, unless compelled by legal process, except in accordance with the express terms of this Agreement or with the prior written consent of GGE, disclose or permit the disclosure of any Confidential Information to any person or entity whatsoever, unless such information is otherwise readily available in the public domain.

5.             Related Services and Compensation.  Nothing in this Agreement shall prohibit Wendland from otherwise serving as an officer or director of GGE during or following the term of this Agreement and receiving and accepting compensation or reimbursements related to his services as an officer or director.

6.             Relationship of the Parties.  The parties acknowledge and agree that their relationship hereunder shall be that of independent contracting parties, and this Agreement shall not be interpreted or construed as creating any other relationship, including, without limitation, that of principal-agent, employer-employee, partnership or joint venture.  Consequently, neither party shall have the right or authority, express or implied, to assume or create any responsibility, obligation or liability on behalf or in the name of the other party hereto, or to bind the other party in any respect.

7.             Miscellaneous.  Except as otherwise provided herein, any and all notices and reports required or contemplated hereunder shall be in writing and shall be sent in a commercially reasonable manner under the circumstances, addressed to the parties at their respective addresses.  This Agreement shall be governed by and construed in accordance with Iowa law, and shall not be modified except in a writing signed by the parties.  This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns.  Neither this Agreement or any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto.  If any provision herein is held to be invalid or unenforceable, in whole or in part, the remaining provisions shall not be affected.  No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter.  The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement.  This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this INDEPENDENT CONTRACTOR AGREEMENT as of the date first above written.

GOLDEN GRAIN ENERGY, LLC		WALTER WENDLAND

By:	/s/ Dave Sovereign	/s/ Walter Wendland

Its:	Vice-Chairman